Exhibit 99.1

FOR MORE INFORMATION, CONTACT:

Jeff A. Killian

Cascade Microtech, Inc.

(503) 601-1000

Cascade Microtech Reports Second Quarter 2010 Results

Second Quarter Revenue of $23.4 Million, up 17% Sequentially

BEAVERTON, Ore.—(MARKETWIRE)—August 3, 2010—Cascade Microtech (NASDAQ:CSCD) today reported financial results for the second quarter ended June 30, 2010.

Highlights from the second quarter:

•	Revenue of $23.4 million, up 17% over Q1 of 2010 and up 86% over Q2 of 2009.

•	Book to bill ratio that was above 1.1.

•

Net loss of $2.9 million or $0.20 per share for Q2 of 2010, compared to a net loss of $7.4 million or $0.53 per share for Q1 of 2010. Q2 of 2010 financial results include approximately $0.4 million in restructuring charges related to our Sockets product line and $0.2 million of acquisition charges related to the formerly announced acquisition of the SUSS Microtech Test Division on January 27, 2010. Q1 of 2010 results include approximately $3.8M in acquisition and restructuring charges.

•	Cash and investment balances decreased from Q1 2010 to Q2 2010 by $2.9 million to $19.8 million due primarily to working capital needs to support the increase in revenue and backlog.

•	Cascade announced new CEO Michael Burger on July 6, 2010.

“I am very excited to have joined Cascade Microtech as its new CEO,” said Michael Burger. “During the second quarter of 2010, we continued to execute against our plan. We are very pleased with the revenue trends and the outlook for the second half. The management team and I are focused on returning the company to profitability in the second half. In addition to top line growth, we were able to improve gross margins and build backlog. As evidenced by these results, the acquisition of the SUSS Microtech Test Division has positioned the company to better meet our customer’s needs while providing a wider pathway to growth. I’m looking forward to working with Cascade’s customers, vendors and employees as we grow the company. I would also like to thank Dr. Paul Carlson for stepping in as our interim CEO over the past seven months for his leadership and direction of the company.”

Financial Outlook

Based on the current backlog, anticipated bookings and the current market environment, Cascade anticipates that third quarter 2010 revenues will be in the range of $23.0 million to $26.0 million.

The company will host a conference call beginning at 2 p.m. PDT (5 p.m. EDT) on August 3, 2010, to discuss its results for the second quarter ended June 30, 2010.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 8 p.m. EDT at this same internet address. (For a telephone replay available after 8 p.m. EDT dial: 888-286-8010, international: 617-801-6888, passcode: 78885285)

Forward-Looking Statements

The statements in this release regarding the Company’s financial outlook as to revenue in the third quarter of 2010 and the comments by Mr. Burger are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, difficulties or unexpected costs or delays in the integration of the operations, employees, products, sales channels, strategies, and technologies of the acquired business; the potential failure of the expected market opportunity to materialize; the potential inability to realize expected benefits and synergies; potential diversion of management’s attention from our existing business as well as that of the acquired business; potential adverse effects on relationships with our existing suppliers, customers or partners and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Cascade Microtech, Inc.

Cascade Microtech, Inc. (NasdaqGM: CSCD - News) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMS, electro-optic devices and more. Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. For more information visit www.cascademicrotech.com.

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CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	Year to Date Ended June 30,
				2010	2009
Revenue	$23,439	$19,959	$12,616	$43,398	$24,085
Cost of sales	15,120	14,573	7,835	29,693	15,449

Gross profit	8,319	5,386	4,781	13,705	8,636

Operating expenses:
Research and development	3,041	3,466	1,818	6,507	3,811
Selling, general and administrative	8,073	9,856	5,186	17,929	10,581
Amortization of purchased intangibles	200	180	145	380	291

Total operating expenses	11,314	13,502	7,149	24,816	14,683

Loss from operations	(2,995)	(8,116)	(2,368)	(11,111)	(6,047)

Other income (expense):
Interest income, net	13	32	103	45	201
Other, net	542	(88)	440	454	(115)

Total other income (expense)	555	(56)	543	499	86

Loss before income taxes	(2,440)	(8,172)	(1,825)	(10,612)	(5,961)

Income tax expense (benefit)	413	(772)	(249)	(359)	(220)

Net loss	$(2,853)	$(7,400)	$(1,576)	$(10,253)	$(5,741)

Basic and diluted net loss per share	$(0.20)	$(0.53)	$(0.12)	$(0.72)	$(0.43)

Shares used in basic and diluted per share calculations	14,307	14,025	13,306	14,167	13,273

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$10,523	$19,471
Marketable securities	9,221	13,383
Accounts receivable, net	16,316	10,877
Inventories	21,268	16,624
Prepaid expenses and other	1,519	763
Taxes receivable	2,444	2,589
Deferred income taxes	529	13
Assets available for sale	146	—

Total current assets	61,966	63,720

Long-term investments	—	750
Fixed assets, net	11,282	12,010
Purchased intangible assets, net	3,379	1,858
Goodwill	923	—
Deferred income taxes	—	220
Other assets	3,217	2,386

	$80,767	$80,944

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital leases	$12	$11
Accounts payable	6,423	3,765
Deferred revenue	1,845	1,071
Accrued liabilities	5,667	2,087

Total current liabilities	13,947	6,934

Capital leases, net of current portion	23	29
Deferred revenue	16	56
Deferred income taxes	640	—
Other long-term liabilities	2,795	2,540

Total liabilities	17,421	9,559

Stockholders’ equity:
Common stock	89,954	85,719
Other comprehensive (loss) income	(1,992)	29
Accumulated deficit	(24,616)	(14,363)

Total stockholders’ equity	63,346	71,385

	$80,767	$80,944